Exhibit 10.2
**Information marked as “redacted**” has been omitted pursuant to a request for confidential treatment and has been filed with the Securities and Exchange Commission.
SUPPLY AGREEMENT
     This AGREEMENT (“Agreement”) is made effective as of                     , 2010 (“Effective Date”) by and between Synergetics USA, Inc. (“Synergetics”), a Delaware corporation with a business address of 3845 Corporate Centre Drive, O’Fallon, Missouri 63368, and Alcon Research, Ltd., (“Alcon”), a Delaware corporation with a business address of 6201 South Freeway, Fort Worth, Texas 76134. Synergetics and Alcon are referred to herein separately as a “Party” and collectively as the “Parties”.
BACKGROUND
     A. Both Synergetics and Alcon are in the business of, among other things, manufacturing and supplying ophthalmic medical devices and related accessories, including illumination and laser probes for retinal surgery.
     B. Synergetics and Alcon are signing a Confidential Settlement and License Agreement contemporaneous with this Agreement in which they cross-license certain patent rights (the “Confidential Settlement and License Agreement”).
     C. Synergetics and Alcon desire that Synergetics produce for Alcon certain products for Alcon’s marketing and distribution.
     D. THEREFORE, in consideration of the mutual promises contained below, the Parties agree as follows.
ARTICLE 1
DEFINITIONS
     1.1 “Affiliate” of a party shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with such party. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.
     1.2 “Product” shall mean any and each of the products described in Schedule A attached hereto, which may be revised from time to time by agreement of the Parties.
     1.3 “Governmental Registration” shall mean the filing of product documentation including, but not limited to, labeling and Product Certifications with national governmental bodies, health authorities, or the like in order to obtain an approval or license to distribute a Product within a specific country. It is assumed that filing a Governmental Registration requires that all relevant Product Certifications have been obtained.
     1.4 “Know-How” shall mean the know-how relating to the development or manufacture of any Product, including, without limitation, processes, techniques, methods, products, apparatuses, and other materials and compositions which are reasonably related thereto.
     1.5 “Manufacturing Costs” shall mean the direct labor, direct overhead and Raw Materials costs incurred in the manufacture of Products.
     1.6 “Synergetics Patent” shall mean any and each of the patents set forth on Schedule B, along with any foreign counterparts thereof.
     1.7 “Product Certification” shall mean the demonstration of performance characteristics and design and quality processes showing conformance with internationally recognized product safety and conformance standards and the associated documentation (test reports, product specifications, etc.) in order to achieve certification of standards compliance. Auditing and testing activities generally are required to be conducted by a third party certifying organization authorized or otherwise recognized as able to certify compliance.
     1.8 “Raw Materials” shall mean the materials, components, and packaging required to manufacture and to package any Product in accordance with the Specifications.
     1.9 [Redacted**]
     1.10 “Specifications” shall mean the specifications for the design, composition, product safety assurance, packaging, and/or quality control, including product acceptance testing protocols, of any Products as the same may hereafter be modified by mutual agreement of the Parties in writing. Schedule C attached hereto and incorporated herein includes preliminary Specifications for the Products. Schedule C shall be modified from time to time by agreement of the Parties as required to account for changes in the Specifications and Products, and complete Specifications will be set in accordance with Section 2.2(c) herein.
     1.11 “Term” shall have the meaning set forth in Section 11.1 herein.

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

     1.12 “Expansion Payment” shall mean a payment from Alcon to Synergetics to be used by Synergetics for capacity expansion to meet the supply obligations under this Agreement.
     1.13 “Process Engineering Payment” shall mean a payment from Alcon to Synergetics to be used to improve product design, product performance and reduce manufacturing costs.
ARTICLE 2
ARRANGEMENT AND SCOPE
     2.1 Arrangement. Synergetics shall manufacture, sell and deliver Product to Alcon. Alcon may at times supply parts or components to Synergetics, [redacted**], for incorporation into the Product. Synergetics shall not manufacture or sell Product containing any part or component supplied to Synergetics by Alcon, [redacted**], to any party other than Alcon.
     2.2 Purchase/Supply of Requirements.
     (a) Alcon and its Affiliates shall purchase all of their requirements of the Products solely from Synergetics during the term of the Agreement. Alcon is not obligated to make any minimum purchases under this Agreement.
     (b) Synergetics shall supply Product to Alcon as required by Alcon (and its Affiliates), subject to the qualifications set forth herein. Each such Product shall be manufactured by Synergetics or its suppliers in accordance with the Specifications.
     (c) The Parties acknowledge that, as of the Effective Date, a complete Specification for any Product has not been defined. After the Effective Date, the Parties will work diligently and in good faith to define Specifications acceptable to Synergetics and approved by Alcon for [redacted**], the designs for which will be based substantially on Synergetics’ products [redacted**]. The Parties’ expectation is that these Specifications will be set within [redacted**] of the Effective Date, and manufacturing validations will be complete, and such Product will be ready to be delivered [redacted**] of the Effective Date.
     (d) With regard to [redacted**] that are capable of [redacted**] and would compete directly with the Products, but which are not within at least one valid claim of the Synergetics Patents [redacted**], Alcon shall, if it so desires and in its sole discretion, manufacture itself or purchase from Synergetics, all of its requirements for such [redacted**] for a period of five (5) years from the Effective Date. After the expiration of that five (5) year period, and until the expiration of this Agreement, before accepting an offer

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

from a third party to supply a non-Product [redacted**], Alcon shall, to the extent permitted by law and to the extent permitted by any applicable agreement to which Alcon is a party, (i) provide to Synergetics all information about the third party [redacted**] that would reasonably be required to determine the cost to Synergetics to develop and manufacture, and to develop and manufacture, [redacted**] (“Development & Manufacturing Information”), and (ii) for a period of up to one hundred eighty (180) days from the date such Development & Manufacturing Information is transmitted to Synergetics, afford Synergetics a right of first refusal and permit Synergetics to submit its own proposal to manufacture [redacted**] for Alcon, with such proposal including all such reasonable details as necessary to estimate development feasibility and costs, development and manufacturing implementation time, and proforma manufacturing costs. If Alcon is unable to provide all information reasonably required to determine the cost to Synergetics to develop and manufacture, and to develop and manufacture such non-Product [redacted**] (as may be due to a limitation on Alcon under the law or under an applicable agreement, and such limitation cannot be overcome by Synergetics’ willingness to enter a reasonable confidentiality agreement with respect to such information), then it shall be deemed that Alcon has not fulfilled its obligation to provide Synergetics the right of first refusal described above, and until such time as that deficiency has been cured, Alcon shall not be permitted to enter a supply arrangement with such third party. Nothing in this Agreement shall restrict the right of Alcon to internally develop and/or manufacture, and then sell, any products, including without limitation any non-Product [redacted**] that are outside the scope of the Synergetics Patents, regardless of whether those products include components acquired from third parties.
     (e) Alcon, in its sole discretion, may at any time during the Term make a proposal that Synergetics supply to Alcon hereunder any [redacted**], and Synergetics shall respond to such proposal with a “no bid” or an offer to supply [redacted**] to Alcon upon terms acceptable to Synergetics. Thereafter the parties may, but shall not be required to, negotiate to include [redacted**] within this Agreement.
ARTICLE 3
TERMS OF COMMERCIAL SALE
     3.1 Prices.
     (a) The price (the “Price”) for each Product is as set forth on Schedule A attached hereto. The Prices set forth in Schedule A shall include all costs of manufacturing (but not including the cost of any components supplied by Alcon for incorporation in Product during the manufacturing process) labeling,

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

and packaging in accordance with the Specifications, [redacted**]. Alcon will specify all labeling and packaging materials and the package configuration, provided that the packaging configuration is compatible with Synergetics’ packaging equipment and know-how. The Prices set forth on Schedule A shall remain effective for two years after Alcon receives the first shipment of the Product. At that point, and for every two (2) year period thereafter, if Synergetics seeks to increase the Prices, it must provide reasonably detailed written information using generally accepted accounting principles as used in accounting for costs of manufacturing the Products and the related gross profit margin, justifying the proposed price increase to Alcon no less than ninety (90) days before expiration of the applicable two year period Following discussion between the parties of the price increase details, and following good faith negotiations, if the Parties are unable to agree on the proposed price increase, then the matter will be pursued under the provisions of Section 12.1. Any mutually agreed price increase applicable to Products for such two (2) year period shall not exceed the lesser of (A) an amount mutually agreed upon by the Parties, (B) [redacted**] or (C) [redacted**].
     (b) Alcon will make a Process Engineering Payment to Synergetics within two (2) weeks of the Effective Date of this Agreement in the amount of one million U.S. dollars ($1,000,000.00). This is the only required Process Engineering Payment during the term of the Agreement. The Process Engineering Payment is anticipated to allow Synergetics to make changes to Synergetics’ production processes to facilitate the supply of Products to Alcon. Such production process changes may be implemented by Synergetics throughout the Term. Future process engineering changes and funding sources (if any) are subject to the mutual agreement of the Parties.
     (c) Alcon will make an Expansion Payment to Synergetics within two (2) weeks of the Effective Date of this Agreement in the amount of one million U.S. dollars ($1,000,000.00). This is the only required Expansion Payment during the Term of the Agreement. The Expansion Payment is anticipated to allow Synergetics to expand its production capability to facilitate the supply of Products to Alcon. Such expansion may be implemented by Synergetics throughout the Term. Future expansion requirements and funding sources (if any) are subject to the mutual agreement of the Parties.
     3.2 Orders.
     (a) On a monthly rolling basis Alcon shall provide to Synergetics firm purchase orders covering a three month period and specifying the delivery dates, and Synergetics shall use its good faith efforts to meet those delivery dates. Lead time for delivery after placement of a firm purchase order should

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

be at least ninety (90) days, unless otherwise agreed to by Synergetics. Alcon may reschedule open Purchase Order quantities, delivery dates and destinations with thirty (30) days written notice. Rescheduled quantities of Alcon’s firm purchase order for each month may not be more than +/- 25% unless mutually agreed upon by both parties. To the extent there is any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern. Notwithstanding Section 2.2 hereof, Synergetics shall be contractually obligated to supply the unit volume ordered by Alcon only up to 100% of the quantity forecasted pursuant to Section 5.1 for the period from the beginning of such forecast to the last delivery date for any open order (the “Committed Amount”). Synergetics shall use commercially reasonable efforts to meet any orders in excess of the Committed Amount or with requested delivery times less than the applicable Minimum Lead Time.
     (b) Alcon shall provide Synergetics, at no cost, [redacted**] for the Products. At a minimum, Alcon will provide quantities equal to the corresponding Purchase Order quantity. Alcon shall ship [redacted**] to Synergetics, at Alcon cost, for delivery within one (1) week after placement of the Purchase Order. The risk of loss shall remain with Alcon until [redacted**] are delivered to Synergetics. [Redacted**] will remain Alcon property, and shall be subject to inventory cycle counting and/or an annual physical inventory audit. Alcon reserves the right to request the return of [redacted**] to Alcon at any time, provided that [redacted**] that have begun assembly into Product shall only be returned upon purchase of the Product by Alcon.
     3.3 Delivery. All shipments must be accompanied by a packing slip that describes the articles, states the purchase order number and shows the shipment’s destination. Synergetics agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with Alcon’s instructions.
     3.4 Payment. Synergetics further agrees to promptly render correct and complete invoices to Alcon and to accept payment by check or electronic transfer of funds. All invoices submitted by Synergetics shall be payable upon receipt and due net within thirty (30) days after receipt of such invoices. The date of invoice with respect to any Product shall not be earlier than the date of shipment of such Product.
     3.5 Shipment. All deliveries of the Products by Synergetics to Alcon hereunder shall be shipped FOB Origin. Title to and risk of loss for any such product shall pass from Synergetics to Alcon or

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

its designee when it is delivered to the carrier at Synergetics’ manufacturing or warehousing facility. Unless otherwise directed by Alcon in writing, Synergetics shall select the carrier, and insure the shipment, the costs of which shall be charged to Alcon. Synergetics will package all Products in accordance with the packaging requirements included in the Specifications, including as specified, sterile, single-use packaging.
     3.6 Acceptance. Alcon shall have no obligation to pay for any Product that is subject to a claim of non-compliance with the Specifications; provided that any such claim of non-compliance is based upon product acceptance testing performed by Alcon in accordance with the test protocols set forth in the Specifications; and provided further that Alcon shall pay for Product within thirty (30) days of receipt of the invoice therefor, unless such Product has been rejected within thirty (30) days of delivery. No inspection or testing of Product by Alcon or any third-party agent of Alcon shall constitute acceptance by Alcon thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of Synergetics for testing, inspection and quality control as provided in the Specifications or under applicable local, state, or federal laws, rules, regulations, standards, codes or statutes. Synergetics shall replace at its own cost and expense, including reimbursement of freight costs incurred by Alcon, Product that fails to comply with the Specifications or other warranties made in Article 6 hereof, which replacement shall constitute Alcon’s sole and exclusive remedy therefore (but in no way limiting Synergetics’ indemnity obligations under Article 7 and confidentiality obligations under Article 9). The acceptance (or non-rejection) of any Product shall in no way limit Alcon’s rights under Synergetics’ product warranty or for indemnification hereunder.
     3.7 Return of Non-compliant Product. Alcon shall notify Synergetics of the existence and nature of any non-compliance with the Specifications that comes to its attention and shall return such non-compliant Product to Synergetics within fifteen (15) days after it is rejected by Alcon. Before returning such non-compliant Product, Alcon shall comply with all reasonable requirements of Synergetics’ returned goods policy, attached as Schedule E, including by obtaining a Returned Goods Authorization (“RGA”) number and marking the returned goods therewith, as appropriate under such policy. Synergetics shall have a reasonable opportunity, not to exceed fifteen (15) days from receipt of such returned Product, to inspect such non-compliant product and provide Alcon an explanation of the non-compliance and proposed course of action (i.e., repair (including the nature of the repair) or replacement of the Product).
     3.8 Independent Testing. If, after Synergetics’ inspections of any Product, the Parties disagree as to whether such Product conforms to the Specifications, either party may deliver the item to an independent third-party laboratory, mutually and reasonably acceptable to both Parties, for analytical testing to confirm such item’s conformance to the Specifications. All costs associated with such third-

party testing shall be at Alcon’s expense unless the tested item is deemed by such third-party to be not in compliance with the Specifications, in which case all such costs, including reimbursement of freight and disposition costs, shall be promptly paid by Synergetics.
ARTICLE 4
ADDITIONAL PRODUCT RESPONSIBILITIES
     4.1 Labeling and Marking.
     (a) Alcon shall be responsible for the text and regulatory compliance of all package labels, labeling and Product inserts used in connection with the Products. For purposes of this Agreement the terms “label” and “labeling” shall have the meanings set forth in Sections 201(k) and 201(m) respectively of the U.S. Federal Food, Drug and Cosmetics Act.
     (b) Alcon shall be responsible for the development and approval of the content of the label and the instructions for use. Synergetics shall provide Alcon with the English version of the label for Synergetics’ [redacted**] which will be the design basis for the Product. Alcon shall be responsible for copy format, artwork preparation, and translations
     (c) Alcon will specify all labeling and packaging materials and the package configuration, provided that the packaging configuration is compatible with Synergetics’ packaging equipment and know-how.
     (d) Synergetics shall have the right to apply reasonable patent marking on the Products indicating the Synergetics Patents covering the Products, as well as reasonable marking indicating manufacture by Synergetics (i.e., manufactured by Synergetics for Alcon Laboratories, Inc.).
     4.2 Provision of Information by Synergetics. Synergetics shall, at the reasonable request of Alcon, provide Alcon with the following information relating to the Products, and, to the extent reasonably available to Synergetics, at no cost to Alcon:
     (a) all relevant information on product safety, efficacy, reliability and performance characteristics; and
     (b) copies of all U.S. and foreign regulatory submissions and approvals, including any 510(k) submissions, held by a Party for the Products.

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

     4.3 Changes.
     (a) In no event shall any significant change in form, fit or function, safety, efficacy or reliability, or the appearance of an Product be made without the prior written approval of Alcon. If the Parties agree on any such change, they shall modify the Specifications to reflect the same, and shall record such change in the Parties’ respective engineering change order systems, as appropriate. As used in this Section 4.3, the term “significant change” shall mean any change that (i) results in a material change to the Specifications, labeling or packaging; (ii) affects a Product’s performance, physical appearance or configuration, or sterilization processes, (iii) affects product safety, reliability or integrity; (iv) requires a submission to or approval from a governmental body; or (v) is a change in the indications for use or a material change in the instructions for use. In the event of any significant change, Alcon shall have the responsibility to establish an appropriate and reasonable qualification protocol, if required by Alcon, and Alcon and Synergetics shall determine an appropriate inventory level for the pre-change Product in order to cover on-going requirements during the qualification process.
     (b) At any time and from time to time during the Term, Alcon may request that Synergetics change the Specifications and/or the Products, if and to the extent that any such change is reasonably required to make the affected Product(s) meet applicable safety standards, governmental statutes, rules, orders or regulations or necessary electronic certification requirements. Synergetics shall use commercially reasonable efforts to effect any such changes in a reasonably prompt manner.
     (c) The Parties will negotiate in good faith to determine the change in the purchase price, if any, or delivery schedule that may be required by any change to any Specifications of any Product under this Section 4.3.
     4.4 Regulatory Compliance.
     (a) Product Certifications. Synergetics will obtain the necessary Product Certifications that will benefit and will be made available to Alcon in order to permit Alcon to file Governmental Registrations for the Products. Synergetics shall apply for such Product Certifications at Synergetics’ expense including any required updates due to any applicable change in worldwide product safety and compliance standards.
     (b) Governmental Registrations. Alcon shall apply, in its name and at its cost, for all Governmental Registrations required for Alcon to market Products, except that Synergetics will obtain necessary Governmental Registrations for the United States. Synergetics shall reasonably cooperate with Alcon in its efforts to obtain such Governmental Registrations. Synergetics agrees that Alcon shall have access to all of Synergetics’ non-confidential regulatory submissions and Product Registrations for the Products [redacted**] to the extent necessary to exercise its rights or fulfill its obligations hereunder. Likewise, Alcon agrees that Synergetics shall have access to all of Alcon’s non-confidential regulatory submissions for the Products to the extent necessary to effect registration in the United States.
     4.5 Corrective Action.
     (a) In the event any governmental agency having jurisdiction shall request or order, or if Alcon shall reasonably determine to undertake, any corrective action with respect to any Product, including any recall, corrective action or market action, and the cause or basis of such recall or action is reasonably attributable to a breach by Synergetics of any of its warranties, guarantees, representations, obligations or covenants relating to that Product, then Synergetics shall actively cooperate with Alcon in executing such corrective action relating to Product quality and performance, and, Synergetics shall reimburse Alcon for the reasonable out of pocket costs of such action, including the cost of replacing any Product which is so recalled, whether or not any such specific unit of Product shall be established to be in breach of any warranty by Synergetics hereunder; provided, however, that any such amount to be reimbursed to Alcon shall be proportionately reduced by an appropriate amount based on the degree to which such corrective action may also be reasonably attributable to a breach by Alcon of any of its obligations or covenants hereunder or its negligence or willful misconduct.
     (b) Before undertaking a voluntary corrective action with regard to the Products, Alcon shall provide, to the extent reasonably practicable under the circumstances, reasonable advance notice to Synergetics of the proposed corrective action and shall discuss in good faith with Synergetics its rationale for such proposed corrective action. The Party responsible for the issue causing the voluntary correction action shall be responsible for all costs and expenses associated with the voluntary corrective action. If the responsible business people cannot resolve the issues related to the voluntary corrective action, including the allocation of responsibility and which party will bear the costs and expenses, then the unresolved issues will be determined pursuant to the dispute resolution procedure outlined in Section 12.1. In the event a mediator is selected pursuant to Section 12.1, the Parties agree that the mediator shall make a binding decision on which party will be responsible for the costs and expenses associated with the voluntary corrective action.
     4.6 Medical Device Reports. The Parties agree to cooperate in good faith with respect to responding to or making any Medical Device Reports (“MDR’s”) pertaining to the Products. Synergetics

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

and Alcon shall actively cooperate in investigating the circumstances underlying the MDR and in responding to FDA or other governmental agency inquiries. Synergetics shall file any necessary manufacturer MDR’s for all complaints that are found to meet the definition of MDR reportable events (as defined in 21 CFR, Part 803).
     4.7 Notice of Audit or Inquire. Each party agrees to promptly notify the other of any FDA audit, or any audit by any other regulatory body, of its facilities used for the manufacture, storage or distribution of Products, or any request for information from the FDA, or other regulatory body, related to the manufacture of Products, as soon as practicable after it received notice of such audit or request.
ARTICLE 5
ADDITIONAL OBLIGATIONS
     5.1 Forecasts. Attached hereto as Schedule D is Alcon’s initial estimated purchases of the Products from Synergetics in the form of a written, non-binding, rolling twelve (12) month forecast (the “Forecast”). After the date hereof, the Forecast shall be updated and revised by Alcon not less frequently than on a quarterly basis, which update shall extend the Forecast forward twelve (12) months therefrom. Although the Forecast is non-binding, Alcon understands that Synergetics shall use the Forecast for planning purposes (including Raw Material acquisitions and investment in equipment and other resources) in order to make available the production capacity required to manufacture and supply the forecasted amounts of the Products within the time frames specified therein and herein.
     5.2 Meetings. In the spirit of cooperation with which this Agreement is entered, the Parties shall use good faith efforts to meet not less frequently than quarterly during the initial twelve (12) months after the Effective Date, then bi-annually thereafter to discuss issues that may arise from time to time in connection with each Party’s performance of this Agreement. Such meeting should occur at a mutually acceptable location and time and should include the Alcon and Synergetics individuals responsible for managing supply under this Agreement and may include senior management from both Alcon and Synergetics.
     5.3 Insurance. Synergetics agrees to procure and maintain in full force and effect during the Term valid and collectible insurance policies in connection with its activities as contemplated hereby, which policies shall provide Commercial General Liability coverage including Products and Contractual Liability coverage in an amount not less than $5 million per occurrence. Such policy shall name Alcon as an additional insured. Upon Alcon’s request, Synergetics shall provide to Alcon a certificate of coverage or other written evidence reasonably satisfactory to Alcon of such insurance coverage. Such insurance policy shall provide that in the event such insurance coverage should be materially adversely changed or terminated for any reason, the insurer thereunder will give Synergetics and Alcon ten (10) days’ prior notice. The existence of such coverage shall in no way limit Synergetics’ liability or obligations hereunder. Alcon represents and warrants that it has access to insurance and other financial resources adequate to meet any financial obligation reasonably foreseeable under this Agreement.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
     6.1 Product Warranty.
     (a) Synergetics warrants to Alcon that the Products will meet the Specifications in all material respects and will be free from material defects in its materials, workmanship and design, PROVIDED THAT:
(i) Synergetics or an authorized Synergetics representative is notified within ten (10) business days of the warranty claim, and as soon as notice of an alleged defect is received by Alcon or the alleged defect appears, the Product shall be taken out of service or otherwise separated from inventory without known defect;
(ii) The Product has not been subject to (1) neglect, misuse or operation contrary to the instructions for use provided with the Product or (2) improper storage or handling contrary to the storage and handling instructions provided with the Product where either or both of those activities would materially adversely affect the initial quality of the Product; and
(iii) No repairs have been attempted or parts replaced by anyone not authorized by Synergetics to perform such repair, and the Product serial number, date stamp or other identification marks have not been removed or defaced.
     (b) Synergetics’ liability under the warranty under Section 6.1(a) above is limited to the (i) supply of replacement parts or replacement Product (including shipping costs) or (ii) labor and parts repair at an authorized Synergetics facility (including shipping costs from Alcon to Synergetics’ facility and back) up to a value not exceeding the original Synergetics’ invoice price of the Product.
     (c) The duration of the warranty under Section 6.1(a) above shall be [redacted**] from the date the Product is shipped to the end-user, but in no event more than [redacted**] after shipment of the Product by Synergetics to Alcon.

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

     (d) The warranty under Section 6.1(a) above does not include:
(i) Packaging, freight or insurance for return shipments from the end-user customer to Alcon; or
(ii) Any Product not originally supplied by Synergetics; or
(iii) Any Product component supplied by Alcon, including, for example, [redacted**]
     (e) Synergetics represents and warrants that it complies and shall comply with applicable statutes, laws, ordinances, rules and regulations relating to the manufacture, assembly and supply of the Product, including, without limitation, those enforced by the FDA (including compliance with CFR 21 Part 820 Quality System Regulation and cGMPs) and by the International Standards Organization (including, to the extent applicable to Product, IEC 60601-1 Programmable Electromechanical Equipment, and all applicable, related, IEC collateral standards). Synergetics represents and warrants that it has obtained ISO 13485 certification and has submitted to the FDA an application for 510(k) clearance for the Products or will seasonably do so upon a determination by Synergetics that such application is necessary for the Product and no current application or clearance covers such Product, and that the application for such clearance contains (or prior to clearance will contain) complete and accurate information and that the information contained therein has been provided in good faith in compliance with all applicable statutes, laws, ordinances, rules and regulations.
     6.2 Execution and Performance of Agreement. Synergetics and Alcon each represents and warrants to the other that it has full right, power and authority to enter into and perform its obligations under this Agreement. Synergetics and Alcon each further represents and warrants to the other that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such party or any of its Affiliates is a party or by which it is bound and that it has not granted and will not grant during the term of this Agreement or any renewal thereof, any conflicting rights, license, consent or privilege with respect to the rights granted herein.
     6.3 Intellectual Property. Synergetics represents and warrants to Alcon that Synergetics owns or otherwise holds the right, title and interest in and to the Synergetics Patents and Know-How and all other Synergetics intellectual property that may be used in connection with the Products, and that, to the best of Synergetics’ knowledge, the manufacture, use and sale of the Products in accordance with the terms

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

of this Agreement does not and will not infringe any third party’s rights under any patent, copyright, trademark or trade secret; provided that Synergetics makes no representation or warranty with respect to the infringement of third party rights based on the manufacture, use, or sale of [redacted**].
     6.4 Alcon Supplied Components. Alcon represents and warrants to Synergetics that to the best of Alcon’s knowledge, the manufacture, use and sale of [redacted**] in combination with Product, as approved by Alcon in accordance with the Specifications, does not and will not, by virtue of including [redacted**], infringe any third party’s rights under any patent, copyright, trademark or trade secret.
     6.5 Further Warranty Limitations.
     (a) SYNERGETICS MAKES NO WARRANTY, EXPRESS OR IMPLIED, OTHER THAN THOSE WARRANTIES EXPRESSLY MADE HEREIN, INCLUDING WITHOUT LIMITATION, NO WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.
     (b) THE ABOVE WARRANTIES SHALL SUPERSEDE ANY DISCLAIMER OF WARRANTIES STATEMENT WHICH IS INCLUDED IN ANY DOCUMENTATION PROVIDED WITH THE PRODUCT, TO THE EXTENT THE PROVISIONS OF SUCH DISCLAIMER OF WARRANTIES ARE INCONSISTENT WITH THIS AGREEMENT.
     (c) NOTHING CONTAINED IN THIS ARTICLE 6 SHALL IN ANY WAY LIMIT SYNERGETICS’ INDEMNITY OBLIGATIONS UNDER ARTICLE 7 AND CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 9.
ARTICLE 7
INDEMNIFICATION
     7.1 Indemnification by Synergetics. Synergetics shall indemnify, defend and hold harmless Alcon and its Affiliates and their respective officers, directors and employees from and against any and all claims, damages, lawsuits, liabilities, costs, charges, judgments and expenses (including interest, penalties and reasonable attorneys’ fees) (collectively “Damages”) incurred by such party arising out of or resulting from (i) material breach by Synergetics of any of its representations, warranties, guarantees, covenants or obligations contained herein; or (ii) any defect in any Products supplied by Synergetics to Alcon pursuant to this Agreement, except to the extent caused by a component supplied by Alcon, Alcon’s distribution practices, Alcon’s advertising or promotional material for the Products, or misrepresentations of the

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Products by Alcon; or (iii) allegations the Products infringe any patent, copyright, trademark or trade secret, except to the extent the allegations are directed to Alcon’s [redacted**]; or (iv) allegations of patent mismarking. Except for the parties to this Agreement and their affiliates, no other persons shall be a third party beneficiary of this Section 7.1.
     7.2 Indemnification by Alcon. Alcon shall indemnify, defend and hold harmless Synergetics and its Affiliates and their respective officers, directors and employees from and against any and all Damages incurred by such party arising out of or resulting from (i) any material breach by Alcon of any of its representations, warranties, guarantees, covenants or obligations contained herein; or (ii) the use of the Products (including personal injury and product liability claims) to the extent caused by Alcon’s distribution practices, Alcon’s advertising or promotional material for the Products, or misrepresentations of the Products by Alcon; or (iii) any defect in any Product component supplied by Alcon [redacted**]; or (iv) allegations that Alcon’s [redacted**] infringes any patent, copyright, trademark or trade secret of a third party. Except for the parties to this Agreement and their affiliates, no other persons shall be a third party beneficiary of this Section 7.2.
     7.3 Claims. Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an “Indemnity Claim”) under this Article 7. The indemnified party shall at all times reasonably cooperate in the settlement and defense of third party claims and shall make available all records, materials and other relevant matter reasonably requested by the indemnitor in connection with such claims. The indemnified party, at its own expense, shall have the right to participate with the indemnifying party in the indemnifying party’s defense, settlement or other disposition of any Indemnity Claim, subject to the ultimate control of the indemnifying party. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party’s becoming subject to injunctive or other equitable relief or otherwise materially adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that the indemnifying party shall provide to the indemnified party reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.
     7.4 Survival. This Article 7 shall survive any termination of this Agreement for a period of six (6) years, notwithstanding the survival period in Section 11.6.
     7.5 Limitation on Amount. The maximum aggregate liability of either party under this Article 7 shall be Ten Million Dollars ($10,000,000.00).
ARTICLE 8
INABILITY TO MANUFACTURE, FORCE MAJEURE
     8.1 Failure to Manufacture.
     (a) Should Synergetics become aware that it may be unable or fail for any reason to manufacture or otherwise supply the Committed Amount of a Product in accordance with the agreed upon Specifications or other requirements specified in this Agreement (such actual failure hereinafter referred to as a “Manufacturing Deficiency”, the likelihood of such failure hereinafter referred to as a “potential Manufacuting Deficiency”), then Synergetics shall immediately provide Alcon written notice to that effect and the Parties shall promptly meet to address the potential shortage. Synergetics shall have ninety (90) days after providing notice of the potential Manufacturing Deficiency to cure the potential Manufacturing Deficiency, either by: (i) remedying the potential Manufacturing Deficiency itself or (ii) contracting with a third party supplier reasonably acceptable to Alcon to provide the Committed Amount of Product that meets Specifications. If Synergetics uses a third party supplier, the Prices charged to Alcon will not change. After contracting with a third party supplier, Synergetics shall be permitted to resume manufacture and supply of the Product once Synergetics provides reasonable evidence to Alcon that Synergetics is reliably capable of doing so. If Synergetics or its third party supplier is not able to meet an order for a Committed Amount within sixty (60) days following the expiration of the desired delivery date, then Synergetics shall ship the shortfall as soon as reasonably possible and, unless the failure is a result of a Force Majeure event as set forth in Article 8 hereof, Synergetics shall discount the price applicable to such shortfall units by 10%.
     (b) If Synergetics and the third party supplier do not cure the Manufacturing Deficiency within one hundred twenty (120) days after providing notice of the potential Manufacturing Deficiency, then Synergetics and Alcon will enter a mutually agreeable contract for Alcon to produce and supply Synergetics with Synergetics’ requirements for Products. Synergetics will provide Alcon with any know-how required to manufacture the Products under such contract manufacturing arrangement and will pay Alcon all of its reasonable start-up costs associated with such manufacturing. Synergetics and Alcon will negotiate a commercially reasonable transfer price for Products supplied by Alcon under such contract manufacturing arrangement, provided however that such transfer price for Products shall not be less than 90% of the Price for Products hereunder. Synergetics shall be permitted to resume manufacture of Product once Synergetics provides reasonable evidence to Alcon that Synergetics is reliably capable of supplying the Committed Amount. At such time as Synergetics resumes manufacture, Alcon will be permitted to complete any work in process under the contract manufacturing arrangement.
     8.2 Force Majeure. Except as otherwise provided in this Agreement, Synergetics shall not be liable for any failure to supply or deliver or for any delay in the delivery of the Products hereunder, when any such failure or delay is caused, directly or indirectly, by fires; floods; accidents; explosions; strikes or other labor disturbances (regardless of the reasonableness of the demands of labor); wars; shortages of fuel, power, or raw materials; inability to obtain or delays of transportation facilities; acts of God; or any cause, whether similar or dissimilar to the foregoing, beyond the reasonable control of Synergetics, affecting Synergetics’ production and/or delivery of the Products covered by this Agreement or Alcon’s acceptance or resale thereof. Such failure will be excused for two months or as long as such event shall be continuing (whichever period is shorter) provided that Synergetics gives prompt written notice to Alcon of the Force Majeure Event. Synergetics shall exercise all reasonable efforts to eliminate the Force Majeure event and to resume performance, including by contracting with a third party supplier. The provisions of this paragraph shall not serve to modify any rights Alcon may have under paragraph 8.1 concerning Synergetics’ inability to manufacture.
ARTICLE 9
CONFIDENTIALITY
     9.1 Confidential Information. As used herein, “Confidential Information” shall mean the Specifications, the Know-How, the Manufacturing Costs, information pertaining to any Synergetics product (including information obtained from the testing and evaluation of any such Synergetics product), the Raw Materials, information pertaining to any Alcon product (including information obtained from the testing and evaluation of any such Alcon product), and all other confidential or proprietary information that is reduced to writing, marked as confidential and given to one Party by the other Party relating to such other Party or any of its Affiliates, including information regarding any of the products of such other Party or any of its Affiliates, information regarding its advertising, distribution, marketing or strategic plans or information regarding its costs, productivity or technological advances. Neither Party shall, during the Term and for a period of five years following the termination or expiration of this Agreement for any reason, use, or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement) and each

Party shall insure that its employees, officers and agents shall not use, or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement); provided, however, that Alcon may disclose Confidential Information of Synergetics to Alcon’s Affiliates and consultants if such persons reasonably need to know such information for purposes of this Agreement, are informed of the confidential nature of such information and are under contractual obligation to Alcon to keep such information confidential and not use or disclose such Confidential Information. Confidential Information shall not include information that (i) was already known to the receiving Party at the time of its receipt thereof, as evidenced by its written records (other than information obtained from the disclosing Party or from a third party that did not have the right to make a disclosure of information without violating an obligation of confidentiality to the disclosing Party), (ii) is disclosed to the receiving Party after its receipt thereof by a third party who has a right to make such disclosure without violating any obligation of confidentiality, (iii) is or becomes part of the public domain through no fault of the receiving Party, (iv) is subsequently independently developed by the receiving Party without use of or reference or access to the disclosing Party’s Confidential Information or (v) is required to be disclosed to comply with applicable laws or regulations, including without limitation the rules or regulations of the United States Securities and Exchange Commission or of any stock exchange (including without limitation Nasdaq) or an order of a court or regulatory body having competent jurisdiction, provided that the receiving Party gives reasonable notice of its intent to disclose such information.
ARTICLE 10
INFRINGEMENT
     10.1 Third-Party Infringement.
     (a) If at any time during the term hereof, Alcon or Synergetics learns of an unlicensed third party sale of any Product in the United States, Europe, or Japan and such sale is reasonably believed to be within the scope of any Synergetics Patents, the Party learning of the unlicensed sale shall use reasonable efforts to promptly notify the other party in writing of such third party sale. As soon as reasonably practicable after notice has been delivered, senior representatives from Alcon and Synergetics will meet to determine if they agree on (i) whether an unlicensed third party is marketing a product within the scope of any Synergetics Patents and (ii) whether legal action would be cost effective.
     (b) If Synergetics and Alcon believe that an unlicensed third party is marketing a product within the scope of any Synergetics Patents and that legal action would be cost effective, then Synergetics will initiate and lead the legal action. Synergetics and Alcon will equally share the costs and awards of any such legal action.
     (c) If Synergetics and Alcon believe that an unlicensed third party is marketing a product within the scope of any Synergetics Patents, but disagree that legal action would be cost effective, then the issue of whether to pursue legal action will be resolved pursuant to the dispute resolution procedure outlined in Section 12.1. If it is determined that legal action will be pursued, then Synergetics and Alcon will equally share the costs and awards of any such legal action.
     (d) If Synergetics and Alcon do not agree that an unlicensed third party is marketing a product within the scope of any Synergetics Patents, then the Parties agree to submit the matter to binding arbitration pursuant to procedures and an arbitrator to be agreed upon by the Parties, or in the absence of agreement, pursuant to an arbitrator appointed by, and the arbitration to be conducted in accordance with the Expedited Procedures of the Commercial Dispute Resolution Procedures of the American Arbitration Association in Houston, Texas, with the issue to be decided within thirty (30) days after submission of the issue.
     (i) If the arbitrator’s opinion supports infringement, then Synergetics will take prompt legal action, in no event more than one hundred twenty (120) days after receiving notice from Alcon, to enforce its patents and stop such third party infringement. Synergetics and Alcon will equally share the costs and awards of any such legal action. In the event that Synergetics either fails to initiate litigation within the one hundred twenty (120) day period or fails to secure a court order or a binding agreement prohibiting the continued sale of the third party product within a reasonable time, such failure, if uncured, shall permit Alcon, at Alcon’s sole option and after notice to Synergetics, to initiate and control litigation to stop such third party sales, to which litigation Synergetics agrees to be joined and shall reasonably cooperate at Alcon’s expense, provided however that Synergetics (at Synergetics’ expense) shall be allowed to control any litigation defense in protection of any Synergetics Patent (such as defense against claims of invalidity and unenforceability) and must approve any settlement impacting Synergetics’ rights under any Synergetics Patent. Alcon shall be allowed to retain all monetary damages awarded from such litigation initiated by Alcon.
     (ii) If the arbitrator’s opinion does not support infringement, then no legal action is required.
     (e) If Synergetics and Alcon do not prevail at the trial court level, senior representatives from Synergetics and Alcon will discuss the advisability of appealing the adverse judgment. If the Parties cannot agree on whether to file an appeal, the Parties will obtain a legal opinion from a mutually agreed upon intellectual property lawyer regarding the likelihood of a successful appeal. If the agreed upon lawyer determines that an appeal is more likely to succeed than not, then Synergetics will initiate and lead the appeal and the Parties will equally share the costs and awards of any such legal action. If the agreed upon lawyer determines that an appeal is more likely to fail or equally likely to fail or succeed, then Alcon will continue with the Agreement for two years from the date of the adverse judgment, after which Alcon, at its option, may: (i) immediately terminate the Agreement or (ii) renew the Agreement for two years.
     10.2 Ownership of Developments.
     (a) Except for intellectual property and other Know-How provided by Alcon to Synergetics (in the form of supplied parts, components, product specifications, associated Alcon patent rights, or otherwise), which will remain the exclusive property of Alcon, all inventions made, conceived or acquired by Synergetics pursuant to its activities under this Agreement shall be the exclusive property of Synergetics.
     (b) Except as provided in Section 10.2(a) above, all inventions made, conceived or acquired by Alcon, and the intellectual property related thereto, will be the exclusive property of Alcon.
ARTICLE 11
TERM AND TERMINATION
     11.1 Term. The “Term” of this Agreement shall be coterminous with the Confidential Settlement and License Agreement, or such later date that is mutually agreed to in writing by Alcon and Synergetics, or such earlier date as provided in this Agreement. This Agreement can be extended upon mutual written consent from both Parties.
     11.2 Termination of Agreement. Six months prior to the expiration of the Agreement, the Parties agree to negotiate a mutually agreeable written termination plan that will allow for the smallest reasonable impact of the termination on the then current Forecast and on continuing support for end-user customers of either Party throughout the remainder of the Term.
     11.3 Termination for Breach. If either Synergetics, on the one hand, or Alcon, on the other hand, shall materially breach any covenant, agreement or obligation under this Agreement, then the other party may give notice to terminate this Agreement by giving such party notice of such breach. The party receiving such notice shall have one hundred twenty (120) days from the date of receipt thereof to cure such breach. If such breach is not cured within such one hundred twenty (120) day period, then the non-

breaching party shall have the right to terminate this Agreement effective as of the end of such period. In the event such breach is cured during such period, such notice shall be of no force or effect and this Agreement shall not be terminated.
     11.4 Termination for Insolvency. Either party may terminate this Agreement upon notice if the other party makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party, or has a receiver or trustee appointed for all or substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding, such right to terminate shall only become effective if the other party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.
     11.5 Effect of Termination. Notwithstanding the termination of this Agreement for any reason, each party hereto shall be entitled to recover any and all damages (other than consequential damages or other damages expressly excluded by this Agreement) that such party shall have sustained by reason of the breach by the other party hereto of any of the terms of this Agreement. Termination of this Agreement for any reason shall be without prejudice to Synergetics’ right to receive all payments accrued and unpaid on the effective date of termination and shall not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive such termination. In the event of termination for any reason, Alcon shall have the right to continue to market and distribute the Products until its inventory is fully depleted, unless such termination is for non-cured material breach of this Agreement by Alcon or results from the termination of the License Agreement for non-cured material breach by Alcon, which shall result in Alcon having no right to continue to market or distribute the Products.
     11.6 Survival of Certain Provisions. The provisions of this Agreement set forth in Sections 4.5, 4.6, 4.7, 5.3, 11.5, 12.1, 12.2, 12.3, 12.5, and Articles 6, 7, and 9, and any remedies for the breach thereof, shall survive the termination of this Agreement under the terms hereof for a period of three (3) years beyond the termination or expiration hereof unless otherwise stated in the Agreement.
ARTICLE 12
MISCELLANEOUS
     12.1 Dispute Resolution.
     (a) CEO Discussions. Before initiating any litigation against each other, the Parties shall endeavor to amicably resolve any dispute arising out of this Agreement or any other dispute pertaining to the respective businesses of the Parties. Before initiating any litigation arising out of or related in any way to this Agreement, the Parties agree that the Chief Executive Officer of the party that proposes to initiate litigation (the “Initiating Party”) shall contact the Chief Executive Officer of the other party to attempt to resolve any dispute informally without resort to litigation, contemporaneously with or before giving any written notice of the existence of a dispute. The Chief Executive Officers may resolve the dispute themselves, or may designate other representatives to discuss and attempt in good faith to resolve the dispute. Each party shall work diligently to address the concerns raised by the other, and in any event shall attempt to resolve the dispute within thirty (30) days of being notified in writing of the existence of a dispute, or such other length of time as the Parties may both agree upon in writing.
     (b) Mediation. In the event that the Parties are not able to resolve their dispute pursuant to and within the time provided by paragraph 12.1(a) above, the Parties agree that before initiating any litigation against each other, the Parties shall submit any disputes to non-binding mediation in Houston, Texas with a mutually acceptable mediator; provided, however, that the Parties’ obligations to mediate shall not prejudice any party’s right to seek injunctive relief from an appropriate court following the mediation. After the expiration of the time period provided in paragraph 12.1(a) above, the Parties shall have ten (10) business days to pick a mediator to hear the dispute. If the Parties are unable within ten (10) business days to agree upon a mediator, the Parties shall utilize a mediator selected by JAMS from among its panel of former jurists. The Parties agree not to initiate any action before any court with respect to such dispute until the earlier of the completion of the mediation or ninety (90) days after the party proposing to initiate litigation has given written notice of the dispute to the other party. In the event that mediation is unsuccessful, until the end of a period of sixty (60) days following completion of the mediation or one hundred fifty (150) days following written notice of the dispute, whichever is earlier, no party other than the Initiating Party may bring litigation to resolve the dispute. The Initiating Party’s choice of forum for such litigation shall be subject to the rights of the other party to challenge the forum for any reason contemplated by the applicable procedural rules and case law.
     (c) The Parties agree that nothing in this Agreement shall be construed as precluding injunctive relief following the mediation or otherwise altering the legal standard for the imposition of such relief under the appropriate legal standards. The Parties further agree that a Party’s participation in, or delays resulting from, the dispute resolution procedures described herein shall not be used either in support of or in opposition to any claim or defense, whether equitable or at law, in any subsequent litigation.
     (d) Nothing in this section 12 precludes any party from complying with any regulatory or legal reporting requirement or otherwise making submissions to regulatory or administrative agencies required by law that might affect the other party, or objecting to regulatory or administrative agency decisions (e.g. patent opposition proceedings) that might involve any other party, provided that timely advance notice is provided to such other Party of such actions related to proceedings in which such other

Party is involved. In addition, nothing in this Section 12.1 shall prevent a Party from filing an action if such filing is reasonably believed to be required to avoid a statute of limitations bar; provided, however, that such filing shall not otherwise affect the obligation of the filing Party to comply with the provisions of this Section 12.1, and the filing Party shall, if possible and to the extent legally permitted, delay formal service of process on the other Party until completion of the associated dispute resolution process of this Section 12.1.
     12.2 Publicity. Neither party hereto shall originate any publicity, news release, or other announcement, written or oral, whether to the public press, the trade, Alcon’s or Synergetics’ customers or otherwise, relating to this Agreement, or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other party hereto, which shall not be unreasonably withheld; provided that neither Party shall be prohibited from any notice or announcement to the extent required by any law, court order, rule, regulation, or other public disclosure requirement (including exchange requirements or the NASD’s or SEC’s requirements, as applicable), in the opinion of counsel for the disclosing Party.
     12.3 Limitation of Liability. EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) FROM THE OTHER. EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER. This limitation of liability does not apply to each Party’s indemnity and confidentiality obligations.
     12.4 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.
     12.5 Notices. All notices and other communications hereunder shall be in writing. All notices hereunder of an Indemnity Claim, a Force Majeure Event, default or breach hereunder, or, if applicable, termination of the term hereof, or any other notice of any event or development material to this Agreement taken as a whole, shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and shall be deemed given when delivered, if by personal delivery or overnight delivery service, or five (5) business days after deposit in the mail, if sent by U.S. mail, and shall be addressed as follows:

If to Synergetics:	Chief Executive Officer Synergetics USA, Inc. 3845 Corporate Centre Drive O’Fallon, MO 63368

	with a Copy to:	General Counsel
Synergetics USA, Inc. 3845 Corporate Centre Drive O’Fallon, MO 63368

If to Alcon:	Joanne Beck General Manager ALCON, Inc. Bosch 69, P.O. Box 62 CH-6331 Hunenberg, Switzerland Phone: 41 + 41 785 8858 Facsimile: 41 + 41 785 8889

	with a Copy to:	Elaine Whitbeck Senior Vice President & General Counsel ALCON Laboratories, Inc. 6201 South Freeway Forth Worth, Texas 76134-2099 Phone: (817) 551-8693 Facsimile: (817) 568-7579
or to such other place as either party may designate by written notice to the other in accordance with the terms hereof.
     12.6 Failure to Exercise. The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision.
     12.7 Assignment. No Party hereto shall assign this Agreement without first obtaining the written consent of the other Party hereto; provided, however, that consent shall not be required for any assignment of this Agreement by a Party to a current or future Affiliate, nor shall consent be required for assignment by a Party hereto as a consequence of merger, change of control, sale or transfer of all or substantially all of the assets of its vitreoretinal surgical business, consolidation, or by operation of law. Notwithstanding the foregoing, any provisions of this Agreement that are not yet fully performed at the time of the assignment shall extend to and be binding upon the Parties hereto and their successors and assigns. Any attempted assignment of this Agreement without such consent, except as provided herein, shall be void.
     12.8 Severability. In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
     12.9 Relationship of the Parties. The relationship of Alcon and Synergetics established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.
     12.10 Entire Agreement. It is the desire and intent of the Parties to provide certainty as to their future rights and remedies against each other by defining the extent of their undertakings herein. This Agreement and the Confidential Settlement and License Agreement constitute and set forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and are intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no promise, agreement or representation, written or oral, which is not set forth explicitly in this Agreement and the Confidential Settlement and License Agreement is intended by either party to be legally binding. Each party acknowledges that in deciding to enter into this Agreement and the Confidential Settlement and License Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises or representations, written or oral, express or implied, other than those explicitly set forth in this Agreement and the Confidential Settlement and License Agreement. This Agreement and the Confidential Settlement and License Agreement supersede all previous understandings, agreements and representations between the parties, written or oral, with respect to the subject matter hereof.
     12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     12.12 Expenses. Each party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.
     12.13 Modifications and Amendments. This Agreement shall not be modified or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto.

     12.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     12.15 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of law provisions thereof.
     12.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     12.17 Compliance with Laws. Each Party agrees to comply with all laws and regulations applicable to the performance of its obligations hereunder and/or applicable to its marketing and sale of the Products.
     IN WITNESS WHEREOF, the parties hereto intending to be bound legally hereby have each caused this Agreement to be duly executed as of the date first above written.

SYNERGETICS USA, INC.

By	/s/ Robert H. Dick

Robert H. Dick
Chairman of the Board

ALCON RESEARCH, LTD.

By	/s/ Elaine E. Whitbeck Senior Vice President, Chief Legal Officer
General Counsel and Corporate Secretary
Elaine E. Whitbeck

SCHEDULE A
PRODUCTS
[Redacted**]

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

SCHEDULE B
Patents
[Redacted**]

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

SCHEDULE C
PRODUCT SPECIFICATIONS
[Redacted**]

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

SCHEDULE D
NON-BINDING FORECAST
[Redacted**]

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

SCHEDULE E
SYNERGETICS’ RETURNED GOODS POLICY
Synergetics will accept unused and undamaged goods in original packaging on a per unit basis as invoiced, provided that a Returned Goods Authorization number (“RGA”) has been obtained from Synergetics. To obtain an RGA, contact Customer Service at (800) 600-0565 or (636) 939-5100 by phone, (636) 939-6885 by fax, or customerservice@synergeticsusa.com by email. When requested, be prepared to provide the following information: (a) customer name, (b) customer number, (c) customer address, (d) customer telephone number, (e) customer fax number, (f) reasonable description of items being returned, (g) invoice number on which items being returned are billed, (h) reason for return. The RGA should appear prominently on the outside of the shipping container and on each document associated with the return. Returned goods must be packed and shipped by customer in a manner that will prevent shipping damage, and in at least as secure a manner as such goods were shipped to customer. Returned goods should be shipped by UPS, FedEx, or a similar commercial parcel carrier to: Synergetics, Inc., Attn: Customer Service (Return), 3845 Corporate Centre Drive, O’Fallon, Missouri 63368.

31